SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2014

Vermillion, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34810

Delaware	33-059-5156
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

12117 Bee Caves Road Building Three, Suite 100, Austin, TX 78738

(Address of principal executive offices, including zip code)

512.519.0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2014, the board of directors (the “Board”) of Vermillion, Inc. (the “Company”) voted to appoint the Company’s Chairman of the Board, James T. LaFrance, as the Company’s President and Chief Executive Officer, effective as of April 23, 2014.  Mr. LaFrance will replace Thomas H. McLain as President and Chief Executive Officer of the Company.   In connection with Mr. McLain’s departure from the Company, Mr. McLain will be entitled to severance and certain benefits in accordance with his Employment Agreement with the Company, dated March 18, 2013 (the “McLain Employment Agreement”), provided that Mr. McLain signs and does not revoke a standard separation agreement releasing all claims against the Company, in a form reasonably satisfactory to the Company, does not breach any provision of the McLain Employment Agreement, and continues to comply with the Proprietary Information and Inventions Agreement between Mr. McLain and the Company.

Mr. LaFrance, age 55, was elected to the Board in December 2013 and has served as Chairman of the Board since December 2013. Mr. LaFrance has almost 30 years of diagnostic industry experience. Most recently, Mr. LaFrance was head of digital pathology and acting Chief Executive Officer of Omnyx, LLC for GE Healthcare, a medical technology provider. Prior to that, he held a series of commercial, strategic marketing and business development leadership roles at Ventana Medical Systems, Inc. (now Roche Tissue Diagnostics), a provider of tissue-based diagnostic solutions, including general manager of their North American and International commercial organizations. Prior to Ventana, Mr. LaFrance served in leadership roles in strategic marketing and business development at Bayer Diagnostics. He was a member of the board at Mitomics, Inc. from 2010 to 2011. He earned a Bachelor of Arts degree in Economics from the University of Connecticut and an MBA from the University of Notre Dame.

There are no family relationships between Mr. LaFrance and any of the Company’s directors or executive officers.

Pursuant to the terms of an employment agreement (the “Employment Agreement”) between the Company and Mr. LaFrance, effective as of April 23, 2014 (the “Effective Date”), the Company will pay Mr. LaFrance an annual base salary of at least $225,000. In addition, Mr. LaFrance will be eligible for a bonus of up to fifty percent (50%) of his base salary (prorated for partial years) for achievement of reasonable Company and individual performance-related goals to be defined by the Board.  In addition, Mr. LaFrance was granted a stock option award with respect to 800,000 shares of common stock of the Company, subject to the terms and conditions of the Company’s Amended and Restated 2010 Stock Incentive Plan and a stock option award agreement in a form substantially similar to that used by the Company for other senior executives of the Company (the “Option”).  The Option will have a per share exercise price equal to the closing price of a share of common stock of the Company as of April 23, 2014 and will vest in equal monthly installments during the 48 months following the date of grant of the Option, subject to Mr. LaFrance’s continued employment with the Company.

To the extent the Option is vested and exercisable as of the date of Mr. LaFrance’s termination of employment, the Option will remain exercisable for the period prescribed by the terms of the stock option award agreement governing the Option.  However, if Mr. LaFrance’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) or Mr. LaFrance resigns for Good Reason (as defined in the Employment Agreement), the Option will remain exercisable until the earliest to occur of (i) the 12-month anniversary of the date of Mr. LaFrance’s termination of employment, (ii) the date on which the Option would have expired if Mr. LaFrance’s employment had continued through the full term of the Option and (iii) the date on which Mr. LaFrance breaches the Employment Agreement or any other agreement between Mr. LaFrance and the Company or any of its affiliates.

If Mr. LaFrance is terminated for reasons other than for Cause or Mr. LaFrance terminates his employment for Good Reason, at any time following the Effective Date, he is entitled to receive continued payment of his base salary as then in effect, as well as continued health and dental benefits, for a period of 12 months following the date of termination. In addition, pursuant to the Employment Agreement, if Mr. LaFrance is terminated for reasons other than for Cause or Mr. LaFrance terminates his employment for Good Reason within 12 months following a “Change of Control” (as defined in the Employment Agreement), one-hundred percent (100%) of any then-unvested shares under Company stock options then held by Mr. LaFrance will vest upon the date of such termination.

The Employment Agreement also provides that, at each annual meeting of the Company’s stockholders that occurs during the period of Mr. LaFrance’s employment at which his term as a member of the Board expires, the Company shall nominate him to serve as a member of the Board, with such service subject to any required stockholder approval.

Item 8.01.  Other Events.

On April 23, 2014, the Company issued a press release announcing Mr. LaFrance’s appointment as President and Chief Executive Officer.  A copy of such press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibit No.	Description.
	99.1	Press release issued by the Company on April 23, 2014

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.
Date: April 23, 2014	By:/s/ Eric J. Schoen
Name: Eric J. Schoen
Title: Vice President, Finance and Chief Accounting Officer

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